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                                                                      EXHIBIT 99

                                                                    NEWS RELEASE

      (HEINZ LOGO)
    WORLD HEADQUARTERS
 "THE GOOD FOOD COMPANY"
FOR RELEASE UPON RECEIPT


            HEINZ TO EXPAND ITS GLOBAL CONDIMENTS & SAUCES BUSINESS;

       ACQUIRES LEADING CULINARY SAUCE BRANDS, HP(R) AND LEA & PERRINS(R),
                 AND LICENSE FOR AMOY(R) ASIAN SAUCES IN EUROPE;

                  HEINZ TO BECOME U.K.'S LEADING SAUCE COMPANY

PITTSBURGH, PA, JUNE 20, 2005 - H.J. Heinz Company (NYSE:HNZ) today announced that it has signed a definitive agreement with Groupe Danone S.A. to acquire a number of leading culinary sauce brands for Pound Sterling 470 million (approximately US$855 million) in cash. The transaction includes the HP(R) and Lea & Perrins(R) brands and a perpetual license to market Amoy(R) Asian sauces and products in Europe. These brands, marketed primarily in the U.K., United States and Canada, have approximately $300 million in worldwide annual sales. This acquisition will strengthen Heinz's global condiments & sauces business and make it the sauces leader in the U.K.

         Heinz Chairman, President and Chief Executive Officer William R. Johnson said: "The acquisition of these brands is consistent with our strategy to drive growth in our profitable and expanding core condiments and sauces category. We will add two of the world's best-known sauce names, HP(R) and Lea & Perrins(R), to our global basket of iconic condiments & sauce brands, such as Heinz(R), ABC(R), Classico(R) and Wattie's(R). Heinz also will gain a perpetual license to sell the rapidly growing Amoy(R) brand of Asian sauces throughout Europe."

         "This acquisition underscores our commitment to become a faster-growing, more focused company. It also is in line with our strategy of growth in our four core businesses of ketchup, condiments & sauces; meals & snacks; infant nutrition; and foodservice. We have identified

H.J. Heinz Company, P.O. Box 57, Pittsburgh 15230-0057

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many opportunities to expand sales of the HP(R), Lea & Perrins(R) and Amoy(R)
brands. Once concluded, we expect the acquisition to be accretive in the first full fiscal year," Mr. Johnson added.

         The acquisition is expected to close during the next few months, pending all regulatory approvals. Heinz was advised by UBS LLC and

         Clifford Chance LLP.

HP(R) AND LEA & PERRINS(R) BRANDS

         The Lea & Perrins(R) brand is the world's number-one Worcestershire Sauce and the market leader in the United States, Canada and the U.K. The HP(R) brand of savory sauce is a leader in both Canada and the U.K.

         Both brands are exported worldwide to more than 75 countries and sold through retail and foodservice channels alike. Along with Heinz(R) Ketchup, HP(R) and Lea & Perrins(R) sauces sit proudly atop tables and counters in restaurants worldwide.

         The HP(R) name (which stands for Houses of Parliament) has long been Britain's number-one savory table sauce.

         Lea & Perrins(R) is truly an historic global brand. The famous Worcestershire Sauce has literally traversed the globe since 1837 when it was served on the tables of ocean liners that traveled in and out of British waters.

         Today, the Lea & Perrins(R) and HP(R) brand sauces maintain their acclaim and are regularly featured as essential ingredients in contemporary recipes created by celebrity chefs and restaurateurs.

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AMOY(R) SAUCE

         The Amoy(R) brand of Asian varieties is popular in more than 40 countries. The line, which was first created in China in 1908, continues to expand and includes ever-popular soy and stir-fry sauces and noodles.

HEINZ GLOBAL REVIEW

         On May 26, Heinz announced a strategic review of its European portfolio and global structure. The review places emphasis on Heinz's four core businesses and on its big number-one and number-two brands. Heinz intends to focus on its large markets and its four primary developing markets of Russia, Indonesia, China and India.

         Heinz also announced its intention to divest non-core products, such as the HAK(R) line of prepared vegetables in Northern Europe, and that it is undertaking an evaluation of its non-core seafood and frozen businesses in Europe and the Tegel(R) poultry business in New Zealand.

HP FOODS FACILITIES

         HP Foods employs approximately 450 workers at three factories. Two are located in the U.K. at Aston Cross, Birmingham; and Worcester, Worcestershire. The North American production facility is in Fair Lawn, New Jersey.

         Amoy(R) is a trademark of Danone Asia PTE Ltd, used under license by HP Foods Ltd.

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             SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS:

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This press release contains forward-looking statements within the meaning of the
"safe harbor" provisions of the Private Securities Litigation Reform Act of
1995. These forward-looking statements reflect management's view of future events and financial performance. These statements are subject to risks, uncertainties, assumptions and other important factors, many of which may be beyond Heinz's control and could cause actual results to differ materially from those expressed or implied in these forward-looking statements. Uncertainties contained in such statements include, but are not limited to, sales, earnings, and volume growth, general economic, political, and industry conditions, competitive conditions, which affect, among other things, customer preferences and the pricing of products, production, energy and raw material costs, the need for product recalls, the ability to maintain favorable supplier relationships, achieving cost savings and gross margins objectives, currency valuations and interest rate fluctuations, the ability to execute and the success of acquisitions, joint ventures, divestitures and other strategic initiatives, new product and packaging innovations, product mix, the effectiveness of advertising, marketing, and promotional programs, supply chain efficiency and cash flow initiatives, risks inherent in litigation and international operations, particularly the performance of business in hyperinflationary environments, changes in estimates in critical accounting judgments and other laws and regulations, including tax laws, the success of tax-planning strategies, the possibility of increased pension expense and contributions and other people-related costs, the possibility of an impairment in Heinz's investments, and other factors described in "Cautionary Statement Relevant to Forward-Looking Information" in the Company's Form 10-K for the fiscal year ended April 27, 2005. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the securities laws.

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ABOUT HEINZ: H.J. Heinz Company, offering "Good Food, Every Day(TM)," is one of the world's leading marketers and producers of branded foods in ketchup, condiments, sauces, meals, soups, seafood, snacks, and infant foods. Heinz satisfies hungry consumers in every outlet, from supermarkets to restaurants to convenience stores and kiosks. Heinz is a global family of leading brands, including Heinz(R) Ketchup, sauces, soups, beans, pasta and infant foods (representing nearly one-third of total sales or close to $3 billion), Ore-Ida(R) french fries and roasted potatoes, Boston Market(R) and SmartOnes(R) meals, and Plasmon(R) baby food. Heinz's 50 companies have number-one or number-two brands in 200 countries, showcased by Heinz(R) Ketchup, The World's Favorite Ketchup(TM). Information on Heinz is available at www.heinz.com/news.


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   CONTACT:

      Media:
      Ted Smyth, 412-456-5780;
      Debbie Foster, 412-456-5778;

      Media in Europe:
      Michael Mullen, 44-208-848-2403.

      OR

      Investors:
      Jack Runkel, 412-456-6034.